Exhibit 99.1
Contacts:

Pamela G. Boone	Al Palombo
SYNERGETICS USA, INC.	Cameron Associates
Chief Financial Officer	Investor Relations
(636) 939-5100	(212) 245-8800 Ext. 209
investorinfo@synergeticsusa.com	al@cameronassoc.com
SYNERGETICS USA REPORTS RECORD QUARTERLY REVENUE AND NET INCOME
Net Income Triples Compared to Last Year as Company Delivers Fourth Straight Quarter of Revenue
Growth, and Continued Improvement in Operational Efficiencies
O’FALLON, MO, October 14, 2008 — Synergetics USA, Inc. (NASDAQ: SURG), a leading microsurgery company that designs, manufactures, and markets medical devices for use in microsurgery procedures primarily in ophthalmic surgery and neurosurgery, today announced its financial results for the fourth quarter and fiscal year ended July 31, 2008.
For the fourth quarter, the Company realized revenue of $14.5 million compared to $13.2 million in the corresponding fiscal 2007 period, an increase of approximately 9.5%. Net income for the quarter was $1.2 million, or $0.05 per share, as compared to net income of $379,000, or $0.02 per share, for the comparable 2007 quarter. Gross profit, as compared to the fourth quarter of 2007, increased 9.4% to $8.4 million.
For the fiscal year ended July 31, 2008, the Company’s revenue totaled $50.1 million, compared to $45.9 million in the prior year, an increase of approximately 9.0%. Net income was $2.7 million for the fiscal year end as compared to $845,000 for the fiscal year ended July 31, 2007. Earnings per diluted common share for fiscal year 2008 were $0.11 as compared to $0.03 for fiscal year 2007.
Cash and cash equivalents at July 31, 2008, totaled $500,000, representing a $333,000 increase from the prior year. The Company had a working capital surplus of approximately $12.7 million at the end of fiscal 2008, compared to a surplus of approximately $10.4 million as of July 31, 2007. The Company’s long term liabilities at the 2008 fiscal year end were $10.2 million, an 11.7% reduction compared to approximately $11.5 million at the end of fiscal 2007. Stockholders’ equity as of July 31, 2008 increased to approximately $36.4 million as compared to $33.4 million at the end of fiscal 2007, an increase of 8.7%.
Fourth Quarter 2008 Highlights:
•	The Company reported an increase in revenue, as compared to the same period last year, reflected primarily in an 11% increase in ophthalmology sales and a 25% increase in neurosurgery sales. Neurosurgery revenue growth was positively impacted by sales of disposable, non-stick forceps.

•	Gross profit increased approximately 9%, primarily due to price increases and manufacturing cost savings initiatives, which included reductions in manufacturing labor overtime costs and manufacturing supply costs.

•	During the quarter, the Company reduced its total debt by $5.0 million. This debt reduction was a result of the continued implementation of a new credit policy and cost savings initiatives mentioned above. The Company’s debt level decreased for the second straight quarter from $18.3 million as of January 31, 2008 to $13.3 million as of July 31, 2008.

•	During the quarter, the Company continued shipping the new multi-output pain control generator model to Stryker Corporation.
Fiscal Year 2008 Highlights:
•	The 9% revenue increase for the year resulted primarily from sales growth in both ophthalmic and neurosurgery net sales. The 14% sales growth in ophthalmic products included a price increase and increased sales of vitreoretinal instruments and laser probes, two core technologies for Synergetics. When comparing neurosurgery segment sales results, net sales during the fiscal year ended July 31, 2008 were 26% greater than 2007 sales, primarily attributable to the sales of disposables related to electrosurgical generators and the Omni® power ultrasonic aspirator system.

•	International sales grew 32% in the Company’s core technology areas, including sales of ophthalmic products in direct sales markets, the Omni® ultrasonic aspirator system, the Malis® electrosurgical generator and their related disposables. The Company continued adding distributors to its international neurosurgery sales force. As of July 31, 2008, the Company had 16 international direct sales employees in ophthalmology and 75 non-U.S. distributors in ophthalmology and neurosurgery covering over 70 countries.

•	Gross profit as a percentage of net sales was 59.8% in fiscal 2008, compared to 58.8% in fiscal 2007. The increase was attributable primarily to an increase in sales of 9.0% (including price increases) compared to a cost of goods sold increase of 6.1%, a change in mix toward higher disposable product sales, as well as continued cost savings initiatives implemented by the Company.
Commenting on the results, Robert Dick, Chairman of the Board of Synergetics USA, Inc., stated, “In the fourth quarter and for the last six months of fiscal 2008, we saw improvements in virtually every facet of our business.” Mr. Dick continued, “Reflecting the increasing demand for minimally invasive surgery products, our new products introduced during the prior 24 month period accounted for approximately 17% of total sales for the Company for fiscal 2008, or approximately $8.6 million. We were also able to achieve significant growth in international sales as our hybrid structure of direct sales and distributor relationships continues to gain traction in what we believe are under-penetrated markets with increasing demand for the quality of products that we offer. In addition, increased disposable product sales had a significant positive impact on our sales this year.”
“In light of recent opportunities with our strategic marketing partners and the skill sets of the Philadelphia based manufacturing and engineering associates necessary to capitalize on these opportunities, the Company has decided to defer the consolidation of the Philadelphia operations into the O’Fallon operations at this time. Notwithstanding the decision to defer the consolidation, we nonetheless have realized a portion of the cost savings anticipated to arise from the consolidation. Coupled with other infrastructure improvements the Company is undertaking and our recent change in management, we took the opportunity to review our operations and implement strategic changes that we expect will better serve the Company in the future. Overall, we were relatively pleased with the results of the quarter and the year,” concluded Mr. Dick.
In Other News:

On October 9, 2008, Alcon Research, Ltd. filed a lawsuit against Synergetics in the Northern District of Texas, Case No. 4-08CV-609-Y, alleging infringement of United States Patent No. 5,603,710, as such patent is amended by the Reexamination Certificate issued July 19, 2005.  Alcon Research, Ltd. has requested enhanced damages based on an allegation of willful infringement, and has requested an injunction to stop the alleged acts of infringement.  Because the complaint fails to identify a single product as infringing, at this stage the Company is left to guess at the basis for the suit.  Aggregate sales revenue of products which may have any similarity with the referenced patent was approximately $400,000 over the last six fiscal years. The Company expects to raise meritorious defenses to the infringement suit.
Conference Call Information:
Synergetics USA, Inc. will host a conference call the morning of Wednesday, October 15, 2008 at 10:00 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (877) 261-8990, confirmation code 22878590. For callers outside the U.S., the number is (847) 619-6441. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. An audio replay will be available the following business day at http://www.synergeticsusa.com.
About Synergetics USA, Inc.
Synergetics USA, Inc. is a leading medical device company. Mission: Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments and consumables of the highest quality in order to assist and enable microsurgeons around the world to provide a better quality of life for their patients. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the microscopic delivery of laser energy, ultrasound, electrosurgery, illumination and irrigation, often delivered in multiple combinations.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2008, as updated from time to time in our filings with the Securities and Exchange Commission.
Financial Tables to Follow

Financial Highlights

	For the three months ended		For the twelve months ended
	July 31, 2008	July 31, 2007	July 31, 2008	July 31, 2007
	(in thousands, except share and per share data)
Net sales	$14,457	$13,203	$50,063	$45,945
Gross profit	8,351	7,633	29,962	27,002
Selling, general and administrative expenses	5,556	6,363	22,100	22,900
Research and development expenses	759	605	2,654	2,584
Operating income (loss)	2,036	665	5,208	1,518
Other income (expense)	(217)	(318)	(1,106)	(945)
Provision (benefit) for income taxes	616	347	1,439	189
(Benefit) for re-enactment of the research & experimentation credit	—	(32)	—	(461)
Net income	$1,203	$379	$2,663	$845
Basic income per share	$0.05	$0.02	$0.11	$0.03
Diluted income per share	$0.05	$0.02	$0.11	$0.03
Common shares outstanding:
Basic	24,340,902	24,237,350	24,321,713	24,220,507
Diluted	24,480,702	24,417,030	24,474,840	24,404,653

	July 31, 2008	July 31, 2007
Cash	$500	$167
Accounts receivable, net	8,593	8,264
Inventories	14,568	14,247
Total current assets	24,549	24,010
Total assets	58,396	58,616
Total current liabilities	11,865	13,657
Total long-term liabilities	10,174	11,524
Stockholders’ Equity	36,357	33,435

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